Exhibit 99.2

NeOnc Technologies Finalizes All Contingencies for $50 Million Strategic Partnership with Quazar
Investment as NuroMENA Holdings Receives ADGM Incorporation

Quazar Chairman and Executive Team with NeOnc’s Executive’s and Directors at Quazar’s Headquarters in Dubai.

CALABASAS, Calif. and ABU DHABI, United Arab Emirates, Aug. 11, 2025 -- NeOnc Technologies Holdings, Inc. (NASDAQ: NTHI), a multi-Phase 2 clinical-stage biotechnology company pioneering therapies for central nervous system (CNS) cancers, announced today the official incorporation of NuroMENA Holdings Ltd. by the Abu Dhabi Global Market (ADGM). With this regulatory milestone completed, all contingencies have now been met to finalize the previously announced $50 million cornerstone investment effort led by Quazar Investment into NuroMENA Holdings Ltd.

This strategic partnership will support the launch of NeOnc’s innovative CNS platform across the MENA region and help to accelerate development of its therapeutic pipeline, including the NEO212 and NEO100 clinical programs.

“We view this as a defining moment for NeOnc and a major validation of our global vision,” said Amir Heshmatpour, Executive Chairman and President of NeOnc Technologies. “With the finalization of NuroMENA’s incorporation and the support of Quazar Investment, we are now fully equipped ot continue our goals toward delivering life-saving therapies to a region in urgent need of innovation. This partnership not only brings capital it brings conviction, commitment, and alignment on purpose.”

Waleed K. Al Ali, Chairman and CEO of Quazar Investment, added: “We are proud to partner with NeOnc to bring cutting edge biotechnology to the UAE and beyond. With NuroMENA now officially formed under ADGM, we are positioned to assist NeOnc with efforts to transform the landscape of brain cancer and CNS treatment across the region. This is just the beginning.”

About NuroMENA Holdings Ltd.

NuroMENA is a UAE-based subsidiary of NeOnc Technologies Holdings, Inc., established as part of the UAE structure to oversee regional clinical operations, partnerships, and innovation in the Middle East and North Africa. Upon closing of the $50 million investment and execution of the change of control, NuroMENA will be majority-controlled by Quazar Investment, with joint governance oversight and strategic alignment between NeOnc and Quazar to assist accelerating breakthrough CNS therapies across the region. NuroMENA was officially incorporated under ADGM on August 6, 2025.

About NeOnc Technologies Holdings, Inc. (NASDAQ: NTHI)

NeOnc Technologies is a multi-Phase 2 clinical-stage biotechnology company focused on novel therapies for brain cancer and other CNS disorders. With a robust IP portfolio and strong academic collaborations, NeOnc is committed to transforming outcomes in one of the hardest-to-treat areas of oncology.

About Quazar Investment

Quazar Investment is a leading strategic investment firm headquartered in Abu Dhabi, managing over $3.3 billion in assets under management (AUM). Backed by key partnerships with the UAE Government, Quazar focuses on transformative investments in biotechnology, healthcare, and next-generation infrastructure across the MENA region and globally.

“NEO100” and NEO “212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Company Contact:

info@neonc.com

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com